Exhibit 1.3

CERTIFICATE OF FORMATION OF

SEAPEAK LLC

UNDER SECTION 9 OF THE LIMITED LIABILITY COMPANY ACT

The undersigned, Mark Kremin, authorized person, President and Chief Executive Officer of Seapeak LLC, for the purpose of forming a Marshall Islands limited liability company, hereby certifies:

1.	The name of the limited liability company is: Seapeak LLC

2.

The entity was formed under the laws of the Republic of the Marshall Islands on the 3rd day of November, 2004 as a non-resident limited partnership. Pursuant to section 78(4) of the Limited Liability Company Act of 1996, the existence date of the limited liability company will be the date the entity was originally formed in the Republic of the Marshall Islands as a limited partnership.

3.

The address of its registered agent in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of its registered agent at such address is The Trust Company of the Marshall Islands, Inc.

4.

The limited liability company will comply with all applicable provisions of the Republic of the Marshall Islands Limited Liability Company Act, including retention, maintenance, and production of accounting, member, manager, and beneficial owner records in accordance with section 22 of the Republic of the Marshall Islands Limited Liability Company Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 25th day of February, 2022.

/s/ Mark Kremin
Authorized Person
Mark Kremin, President and Chief Executive Officer